WILLSCOT REPORTS THIRD QUARTER 2024 RESULTS

Outstanding Margin and Cash Flow Performance Continues - Focus Turns to Growth in 2025

PHOENIX, October 30, 2024 - WillScot Holdings Corporation (“WillScot” or the “Company”) (Nasdaq: WSC), a leader in innovative temporary flexible space solutions, today announced third quarter 2024 results including key performance highlights and market updates.

•Generated revenue of $601 million, loss from continuing operations of $70 million and diluted loss per share of $0.37, including the $180 million McGrath RentCorp merger agreement termination fee ("termination fee").
◦Adjusted income from continuing operations excluding the termination fee, restructuring, and transaction-related charges was $72 million and Adjusted Diluted Earnings Per Share was $0.38
•Delivered Adjusted EBITDA of $267 million, up 1%, with Adjusted EBITDA Margin expanding sequentially to 44.4% and up 50 basis points year-over-year.
•Generated Adjusted Free Cash Flow of $143 million at a 24% margin.
•Maintained leverage within our stated 3.0x to 3.5x range at 3.4x Net Debt to Adjusted EBITDA as of September 30, 2024.
•Generated 17% Return on Invested Capital2 ("ROIC") over the last 12 months.
•Returned $276 million to shareholders by repurchasing 7.1 million shares of Common Stock, reducing our share count by 3.3% over the twelve months ended September 30, 20241.
•Updated FY 2024 Adjusted EBITDA outlook range to $1,050 million to $1,070 million.

Brad Soultz, Chief Executive Officer of WillScot, commented, “Our team continued to execute well in Q3, delivering record third quarter Adjusted EBITDA Margins, with Adjusted Free Cash Flow and Return on Invested Capital also near record levels. Headwinds in non-residential construction impacted top-line revenue, particularly among smaller scale and rate sensitive customers. In contrast, we continue to see steady demand across larger projects and strong backlogs among our national accounts and general contractors. And we anticipate that the overall operating environment will only benefit from interest rate and political certainty. These indicators, combined with our recent investments in our commercial and operations platform and accelerating run-rates in our newer product categories, give us confidence in our growth prospects for 2025."

Soultz continued, “As non-residential construction starts activity continues to bottom, we’ve diligently invested in and executed significant commercial and operational improvements, beginning with the combination of the legacy modular and storage field sales and operations teams in January, our final major systems integration in March, consolidation under the WillScot brand in July, and the introduction of powerful new digital and commercial capabilities. These improvements are in place across our network, which allow us to leverage our scale to go to market as a single organization, and we believe that they represent significant points of operating leverage heading into 2025. In parallel, we are accelerating development of enterprise accounts and new verticals, which are under-penetrated and areas where our positioning as the only pure-play turnkey temporary space specialists resonates most powerfully. Finally, we continue to expand into adjacent solutions through a balanced combination of organic growth, acquisitions, and innovation. And while those contributions were modest in 2024, their run-rate doubled through the course of the year and we expect that they can double again in 2025, giving us new levers with which to grow the business.”

Soultz concluded, “With our longer-term milestones very much in focus, we will continue to execute our disciplined approach to capital allocation, which has returned over $2.1 billion of capital to our shareholders and reduced our economic share count by 21% since 2021. Organic capital expenditures will continue to be demand-driven, starting with growing Value-Added Products, refurbishing our modular fleet using our unparalleled in-house capabilities, and lastly, adding new fleet, particularly in our FLEX product and new adjacent solutions which have potential for accelerated nearer term growth. And as we reprime the M&A pipeline heading into 2025, I expect that we execute a steady cadence of tuck-in acquisitions in both our core and adjacent markets. Together, this is a formula that will deliver consistent compound returns over time, and I’m confident in and grateful to the team for their execution.”

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share data)	2024	2023	2024	2023
Revenue	$601,432	$604,834	$1,793,203	$1,752,391
(Loss) income from continuing operations	$(70,475)	$91,516	$(61,086)	$255,516
Adjusted income from continuing operations[2]	$72,252	$93,232	$215,308	$262,121
Adjusted EBITDA from continuing operations[2]	$266,863	$265,480	$778,448	$773,663
Gross profit margin from continuing operations	53.5%	56.2%	53.8%	56.5%
Adjusted EBITDA Margin from continuing operations (%)[2]	44.4%	43.9%	43.4%	44.1%
Net cash (used in) provided by operating activities	$(1,562)	$190,998	$382,725	$541,918
Adjusted Free Cash Flow[2,5]	$143,144	$147,768	$417,107	$410,309
Diluted (loss) earnings per share from continuing operations	$(0.37)	$0.46	$(0.32)	$1.25
Adjusted diluted earnings per share from continuing operations[2]	$0.38	$0.47	$1.12	$1.28
Weighted average diluted shares outstanding	188,281,346	199,258,304	189,362,364	204,461,042
Adjusted weighted average diluted shares outstanding[2]	190,181,020	199,258,304	191,662,791	204,461,042
Net cash (used in) provided by operating activities margin	(0.3)%	31.6%	21.3%	30.8%
Adjusted Free Cash Flow Margin (%)[2,5]	23.8%	24.4%	23.3%	23.3%
Return on Invested Capital[2]	16.5%	17.6%	16.0%	17.4%

Third Quarter 2024 Results2

Tim Boswell, President and Chief Financial Officer of WillScot, commented, “Revenue for Q3 2024 was $601 million, and Adjusted EBITDA increased 1% year-over-year to $267 million. The sequential progression of revenue from Q2 into Q3 was weaker than we forecasted, primarily driven by softer volumes, as non-residential construction indicators continued to contract. Pricing and Value-Added Products continue to improve across all product categories, with average monthly rates in modular growing 2% sequentially and up 6% year-over-year and storage growing 1% sequentially and 9% year-over-year. So volumes continue to be the biggest headwind, although that headwind is moderating entering 2025, and we’ve introduced numerous capabilities in 2024 focused on improving our commercial execution in this area.”

Boswell continued, “Given the operating environment, we reduced variable costs by over $20 million relative to our forecast for the quarter, on top of the approximately $40 million of annualized cost takeout that we executed in Q2. Together, these reductions drove Adjusted EBITDA margin up approximately 50 basis points year-over-year and up approximately 80 basis points sequentially from Q2 to 44.4%. And, excluding costs related to the McGrath termination, we generated $143 million of Adjusted Free Cash Flow in the quarter at a 24% Adjusted Free Cash Flow Margin, so cash flow visibility remains an incredible strength of our business, and we remain on track towards our longer-term $700 million Free Cash Flow target.”

Boswell concluded, “We are reducing our outlook to a midpoint of $1,060 million of Adjusted EBITDA for 2024, reflecting the reality that non-residential construction markets are bottoming later than assumed in our prior outlook. While that is longer and deeper than we expected, volume headwinds continue to moderate. And we think the combination of that moderation, improving commercial execution, and growing run-rates in newer product lines supports modest organic top-line growth with continued margin expansion in 2025, progressing towards our longer-term targets for Free Cash Flow and Return on Invested Capital. Based on that outlook, we restarted our share repurchase program following the McGrath termination, returning $62 million to our shareholders by repurchasing 1.6 million shares during the quarter. Consistent execution has been the foundation of our long track record of growth and value creation, and we remain on track and committed to our longer-term milestone of $4 of Free Cash Flow per share.”

Capitalization and Liquidity Update2
As of and for the three months ended September 30, 2024, except where noted:
•Net cash used in operating activities was $1.6 million. Excluding one-time, nonrecurring payments for the McGrath termination fee and transaction costs from terminated acquisitions of $180 million and $23 million, respectively, the Company generated $143 million of Adjusted Free Cash Flow, down 3% year over year.
•Invested $59 million of net capital expenditures in the quarter, up 35% year over year, primarily supporting growth in new product lines.
•Invested $13 million of capital in one acquisition during the quarter, with $161 million invested in the last 12 months.
•Maintained availability under our asset backed revolving credit facility to approximately $1.7 billion.
•Weighted average pre-tax interest rate, inclusive of $1.25 billion of fixed-to-floating swaps at 3.55%, was approximately 5.8%. Annual cash interest expense based on the current debt structure and benchmark rates is approximately $214 million, or approximately $230 million inclusive of non-cash deferred financing fees. Our debt structure is approximately 89% / 11% fixed-to-floating after giving effect to all interest rate swaps.
•No debt maturities prior to June 15, 2025. We have ample liquidity available to redeem or refinance our $527 million 2025 notes, using either our asset backed revolver or other sources of capital, and intend to do so opportunistically prior to maturity in a manner that optimizes our interest costs. Our next debt maturity is in 2027.
•Leverage is at 3.4x based on our last 12 months Adjusted EBITDA from continuing operations of $1,066 million, which is inside our target range of 3.0x to 3.5x.
•Repurchased 1.6 million shares of Common Stock for $62 million in the third quarter 2024, contributing to a 3.3% reduction in our share count over the 12 months ending September 30, 2024.

2024 Outlook 2, 3, 4
This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below.

$M	2023 Results From Continuing Operations	2024 Outlook
Revenue	$2,365	$2,380 - $2,420
Adjusted EBITDA[2,3]	$1,061	$1,050 - $1,070
Net CAPEX[3,4]	$185	$250 - $280

1 - Assumes common shares outstanding as of September 30, 2024 versus common shares outstanding as of September 30, 2023.
2 - Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted income from continuing operations, Adjusted Diluted Earnings Per Share, Adjusted Weighted Average Diluted Shares Outstanding, Free Cash Flow, Free Cash Flow Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Net Debt to Adjusted EBITDA, and Return on Invested Capital are non-GAAP financial measures. Further information and reconciliations for these non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") are included at the end of this press release.
3 - Information reconciling forward-looking Adjusted EBITDA, Net CAPEX, and Free Cash Flow to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore neither the most comparable GAAP measures nor reconciliations to the most comparable GAAP measures are provided.
4 - Net CAPEX is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.
5 - Free Cash Flow incorporates results from discontinued operations. For comparability, we add back discontinued operations to reported revenue to calculate Free Cash Flow Margin.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin from continuing operations, Adjusted income from continuing operations, Adjusted diluted earnings per share, Adjusted Weighted Average Diluted Shares Outstanding, Free Cash Flow, Adjusted Free Cash Flow, Free Cash Flow Margin, Adjusted Free Cash Flow Margin, Return on Invested Capital, Net CAPEX, and Net Debt to Adjusted EBITDA ratio. Adjusted EBITDA is defined as net income plus net interest (income) expense, income tax expense (benefit), depreciation and amortization adjusted to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations, including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, and other discrete expenses. Adjusted EBITDA Margin from continuing operations is defined as Adjusted EBITDA divided by revenue. Adjusted income from continuing operations is defined as income from continuing operations plus certain non-cash items and the effect of what we consider transactions or events not related to our core business operations, including goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, and other discrete expenses. Adjusted diluted earnings per share is defined as adjusted income from continuing operations divided by Adjusted diluted weighted average common shares outstanding. The calculation of Adjusted Weighted Average Diluted Shares Outstanding includes shares related to stock awards that are dilutive for Adjusted diluted earnings per share. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from the sale of, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Adjusted Free Cash Flow is defined as Free Cash Flow excluding one-time, nonrecurring payments for the McGrath termination fee and transaction costs from terminated acquisitions. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow divided by revenue. Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by average invested capital. Adjusted earnings before interest and amortization is defined as Adjusted EBITDA (see definition above) reduced by depreciation and estimated statutory taxes. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 26%. Average invested capital is calculated as an average of net assets. Net assets is defined as total assets less goodwill, intangible assets, net and all non-interest bearing liabilities. Net CAPEX is defined as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Net Debt to Adjusted EBITDA ratio is defined as Net Debt divided by Adjusted EBITDA. The Company believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of the Company to its competitors; (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends; and (v) align with definitions in our credit agreement. The Company believes that Free Cash Flow and Free Cash Flow Margin are useful to investors because they allow investors to compare cash generation performance over various reporting periods and against peers. The Company believes that Return on Invested Capital provides information about the long-term health and profitability of the business relative to the Company's cost of capital. The Company believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business. The Company believes that the presentation of Net Debt to Adjusted EBITDA, Adjusted income from continuing operations and Adjusted Diluted Earnings Per Share provide useful information to investors regarding the performance of our business. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore the Company's non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliations of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of Non-GAAP Financial Measures" included in this press release.

Information regarding the most comparable GAAP financial measures and reconciling forward-looking Adjusted EBITDA, Net CAPEX, and Free Cash Flow to those GAAP financial measures is unavailable to the Company without unreasonable effort. We cannot provide the most comparable GAAP financial measures nor reconciliations of forward-looking Adjusted EBITDA, Net CAPEX, and Free Cash Flow to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. Although we provide ranges of Adjusted EBITDA and Net CAPEX that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA and Net CAPEX calculations. The Company provides Adjusted EBITDA and Net CAPEX guidance because we believe that Adjusted EBITDA and Net CAPEX, when viewed with our results under GAAP, provides useful information for the reasons noted above.

Conference Call Information
WillScot will host a conference call and webcast to discuss its third quarter 2024 results and 2024 outlook at 5:30 p.m. Eastern Time on Thursday, October 30, 2024. To access the live call by phone, use the following link:
https://register.vevent.com/register/BI16186e91b1b24f7ca4b39fa17a26c1ac

You will be provided with dial-in details after registering. To avoid delays, we recommend that participants dial into the conference call 15 minutes ahead of the scheduled start time. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website: www.investors.willscot.com. Choose "Events" and select the information pertaining to the WillScot Third Quarter 2024 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 12 months on the Company’s investor relations website.

About WillScot
Listed on the Nasdaq stock exchange under the ticker symbol “WSC,” WillScot is the premier provider of highly innovative and turnkey space solutions in North America. The Company’s comprehensive range of products includes modular office complexes, mobile offices, classrooms, temporary restrooms, portable storage containers, protective buildings and climate-controlled units, and clearspan structures, as well as a curated selection of furnishings, appliances, and other supplementary services, ensuring turnkey solutions for its customers. Headquartered in Phoenix, Arizona, and operating from a network of approximately 260 branch locations and additional drop lots across the United States, Canada, and Mexico, WillScot’s business services are essential for diverse customer segments spanning all sectors of the economy.

Forward-Looking Statements
This news release contains forward-looking statements (including the guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook," "guidance," "see," "have confidence" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements include statements relating to: our mergers and acquisitions pipeline, acceleration of our run rate, acceleration toward and the timing of our achievement of our three to five year milestones, growth and acceleration of cash flow, driving higher returns on invested capital, and Adjusted EBITDA margin expansion, as well as statements involving the proposed acquisition of McGrath (the “Proposed Transaction”), including anticipated time of closing, the expected scale, operating efficiency and synergies, stockholder, employee and customer benefits, the amount and timing of revenue and expense synergies, future financial benefits and operating results, expectations relating to the combined customer base and rental fleet, and tax treatment for the acquisition. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, they are predictions and we can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to judge the demand outlook; our ability to achieve planned synergies related to acquisitions; regulatory approvals; our ability to successfully execute our growth strategy, manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs and inflationary pressures adversely affecting our profitability; potential litigation involving our Company; general economic and market conditions impacting demand for our products and services and our ability to benefit from an inflationary environment; our ability to maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ended December 31, 2023), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date on which it is made, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It
Additional information can be found on the company's website at www.willscot.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Nick Girardi	Jake Saylor
investors@willscot.com	jake.saylor@willscot.com

WillScot Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2024	2023	2024	2023
Revenues:
Leasing and services revenue:
Leasing	$455,578	$466,769	$1,374,771	$1,356,040
Delivery and installation	114,765	115,598	323,274	334,982
Sales revenue:
New units	17,850	10,155	52,727	29,816
Rental units	13,239	12,312	42,431	31,553
Total revenues	601,432	604,834	1,793,203	1,752,391
Costs:
Costs of leasing and services:
Leasing	96,050	104,331	296,692	300,402
Delivery and installation	91,775	82,081	250,787	238,437
Costs of sales:
New units	9,665	5,096	31,296	16,099
Rental units	6,246	6,682	22,207	16,203
Depreciation of rental equipment	76,212	66,950	226,731	190,556
Gross profit	321,484	339,694	965,490	990,694
Other operating expenses:
Selling, general and administrative	150,865	151,983	493,043	449,663
Other depreciation and amortization	23,108	17,852	59,163	52,371
Termination fee	180,000	—	180,000	—
Impairment loss on intangible asset	—	—	132,540	—
Restructuring costs	2,334	—	8,540	—
Lease impairment expense and other related charges, net	144	—	867	22
Currency (gains) losses, net	(129)	96	(94)	6,885
Other expense (income), net	380	(8,336)	1,935	(14,533)
Operating (loss) income	(35,218)	178,099	89,496	496,286
Interest expense, net	55,823	53,803	167,959	145,915
(Loss) income from continuing operations before income tax	(91,041)	124,296	(78,463)	350,371
Income tax (benefit) expense from continuing operations	(20,566)	32,780	(17,377)	94,855
(Loss) income from continuing operations	(70,475)	91,516	(61,086)	255,516

Discontinued operations:
Income from discontinued operations before income tax	—	—	—	4,003
Gain on sale of discontinued operations	—	—	—	176,078
Income tax expense from discontinued operations	—	—	—	45,468
Income from discontinued operations	—	—	—	134,613

Net (loss) income	$(70,475)	$91,516	$(61,086)	$390,129

(Loss) earnings per share from continuing operations:
Basic	$(0.37)	$0.47	$(0.32)	$1.27
Diluted	$(0.37)	$0.46	$(0.32)	$1.25
Earnings per share from discontinued operations:
Basic	$—	$—	$—	$0.67
Diluted	$—	$—	$—	$0.66
(Loss) earnings per share:
Basic	$(0.37)	$0.47	$(0.32)	$1.94
Diluted	$(0.37)	$0.46	$(0.32)	$1.91
Weighted average shares:
Basic	188,281,346	196,198,638	189,362,364	201,042,902
Diluted	188,281,346	199,258,304	189,362,364	204,461,042

WillScot Holdings Corporation
Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2024 (unaudited)	December 31, 2023
Assets
Cash and cash equivalents	$11,046	$10,958
Trade receivables, net of allowances for credit losses at September 30, 2024 and December 31, 2023 of $99,241 and $81,656, respectively	445,869	451,130
Inventories	52,576	47,406
Prepaid expenses and other current assets	64,750	57,492
Assets held for sale – current	4,078	2,110
Total current assets	578,319	569,096
Rental equipment, net	3,401,198	3,381,315
Property, plant and equipment, net	353,338	340,887
Operating lease assets	257,054	245,647
Goodwill	1,176,889	1,176,635
Intangible assets, net	260,539	419,709
Other non-current assets	9,882	4,626
Total long-term assets	5,458,900	5,568,819
Total assets	$6,037,219	$6,137,915
Liabilities and equity
Accounts payable	$107,789	$86,123
Accrued expenses	168,462	129,621
Accrued employee benefits	24,551	45,564
Deferred revenue and customer deposits	249,973	224,518
Operating lease liabilities – current	65,708	57,408
Current portion of long-term debt	22,933	18,786
Total current liabilities	639,416	562,020
Long-term debt	3,607,957	3,538,516
Deferred tax liabilities	492,152	554,268
Operating lease liabilities – non-current	192,133	187,837
Other non-current liabilities	51,482	34,024
Long-term liabilities	4,343,724	4,314,645
Total liabilities	4,983,140	4,876,665
Preferred Stock: $0.0001 par, 1,000,000 shares authorized and zero shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Common Stock: $0.0001 par, 500,000,000 shares authorized and 187,048,646 and 189,967,135 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	19	20
Additional paid-in-capital	1,960,163	2,089,091
Accumulated other comprehensive loss	(69,924)	(52,768)
Accumulated deficit	(836,179)	(775,093)
Total shareholders' equity	1,054,079	1,261,250
Total liabilities and shareholders' equity	$6,037,219	$6,137,915

Reconciliation of Non-GAAP Financial Measures

In addition to using GAAP financial measurements, we use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
We evaluate business performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described below. We believe that evaluating performance excluding such items is meaningful because it provides insight with respect to intrinsic and ongoing operating results of the Company.
We also regularly evaluate gross profit to assist in the assessment of the operational performance. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance, inclusive of indirect costs.
We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to fund our capital allocation alternatives.
Adjusted EBITDA From Continuing Operations
We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA ("Adjusted EBITDA") reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee termination costs.
•Currency (gains) losses, net on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee training costs, and other costs required to realize cost or revenue synergies.
•Non-cash charges for stock compensation plans.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations.

The following table provides reconciliations of Income (loss) from continuing operations to Adjusted EBITDA from continuing operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
(Loss) income from continuing operations	$(70,475)	$91,516	$(61,086)	$255,516
Income tax (benefit) expense from continuing operations	(20,566)	32,780	(17,377)	94,855
Interest expense	55,823	53,803	167,959	145,915
Depreciation and amortization	99,320	84,802	285,894	242,927
Currency (gains) losses, net	(129)	96	(94)	6,885
Restructuring costs, lease impairment expense and other related charges, net	2,478	—	9,407	22
Termination fee	180,000	—	180,000	—
Impairment loss on intangible asset	—	—	132,540	—
Transaction costs	235	787	275	787
Integration costs	1,457	780	7,400	6,900
Stock compensation expense	9,534	8,636	28,247	26,134
Other	9,186	(7,720)	45,283	(6,278)
Adjusted EBITDA from continuing operations	$266,863	$265,480	$778,448	$773,663
Adjusted EBITDA Margin From Continuing Operations
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business. The following table provides comparisons of Adjusted EBITDA Margin to Gross Profit Margin:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Adjusted EBITDA from continuing operations	$266,863	$265,480	$778,448	$773,663
Revenue (B)	$601,432	$604,834	$1,793,203	$1,752,391
Adjusted EBITDA Margin from Continuing Operations (A/B)	44.4%	43.9%	43.4%	44.1%
Gross profit (C)	$321,484	$339,694	$965,490	$990,694
Gross Profit Margin (C/B)	53.5%	56.2%	53.8%	56.5%

Net Debt to Adjusted EBITDA From Continuing Operations Ratio
Net Debt to Adjusted EBITDA ratio is defined as Net Debt divided by Adjusted EBITDA from continuing operations from the last twelve months. We define Net Debt as total debt from continuing operations net of total cash and cash equivalents from continuing operations. Management believes that the presentation of Net Debt to Adjusted EBITDA ratio provides useful information to investors regarding the performance of our business. The following table provides a reconciliation of Net Debt to Adjusted EBITDA ratio:

(in thousands)	September 30, 2024
Long-term debt	$3,607,957
Current portion of long-term debt	22,933
Total debt	3,630,890
Cash and cash equivalents	11,046
Net debt (A)	$3,619,844

Adjusted EBITDA from continuing operations from the three months ended December 31, 2023	$287,802
Adjusted EBITDA from continuing operations from the three months ended March 31, 2024	248,009
Adjusted EBITDA from continuing operations from the three months ended June 30, 2024	263,576
Adjusted EBITDA from continuing operations from the three months ended September 30, 2024	266,863
Adjusted EBITDA from continuing operations from the last twelve months (B)	$1,066,250
Net Debt to Adjusted EBITDA ratio (A/B)	3.4
Adjusted Income from Continuing Operations and Adjusted Diluted Earnings Per Share
We define adjusted income from continuing operations as income from continuing operations, plus certain non-cash items and the effect of what we consider transactions not related to our core business operations including:
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee training costs, and other costs required to realize cost or revenue synergies.
•Transaction costs, including legal and professional fees and other transaction-specific costs, for terminated acquisitions.
We define adjusted diluted earnings per share from continuing operations as adjusted income from continuing operations divided by adjusted diluted weighted average common shares outstanding. Management believes that the presentation of Adjusted Income and Adjusted Diluted Earnings Per Share provide useful information to investors regarding the performance of our business.

The following table provides reconciliations of income from continuing operations to adjusted income from continuing operations and comparisons of diluted earnings per share to adjusted diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share data)	2024	2023	2024	2023
(Loss) income from continuing operations	$(70,475)	$91,516	$(61,086)	$255,516
Restructuring costs, lease impairment expense and other related charges, net	2,478	—	9,407	22
Termination fee	180,000	—	180,000	—
Impairment loss on intangible asset	—	—	132,540	—
Transaction costs	235	787	275	787
Integration costs	1,457	780	7,400	6,900
Transaction costs from terminated acquisitions	8,704	752	43,884	1,217
Estimated tax impact[1]	(50,147)	(603)	(97,112)	(2,321)
Adjusted income from continuing operations	$72,252	$93,232	$215,308	$262,121

(Loss) income from continuing operations per adjusted diluted share[2]	$(0.37)	$0.46	$(0.32)	$1.25
Restructuring costs, lease impairment expense and other related charges, net	0.01	—	0.05	—
Termination fee	0.95	—	0.94	—
Impairment loss on intangible asset	—	—	0.69	—
Transaction costs	—	0.01	—	—
Integration costs	0.01	—	0.04	0.03
Transaction costs from terminated acquisitions	0.05	—	0.23	0.01
Estimated tax impact[1]	(0.27)	—	(0.51)	(0.01)
Adjusted Diluted Earnings Per Share	$0.38	$0.47	$1.12	$1.28

Weighted average diluted shares outstanding	188,281,346	199,258,304	189,362,364	204,461,042
Adjusted weighted average dilutive shares outstanding[2]	190,181,020	199,258,304	191,662,791	204,461,042
1 We include estimated taxes at our current statutory tax rate of approximately 26%.
2 For the three and nine months ended September 30, 2024, diluted loss per share is based on weighted average diluted shares outstanding of 188,281,346 and 189,362,364, respectively, which excluded shares related to stock awards, as the effect would be anti-dilutive. The calculation of adjusted diluted earnings per share for the three and nine months ended September 30, 2024 is based on adjusted weighted average diluted shares outstanding of 190,181,020 and 191,662,791, respectively, as the shares related to stock awards are dilutive for adjusted diluted earnings per share.

Free Cash Flow, Adjusted Free Cash Flow, Free Cash Flow Margin, and Adjusted Free Cash Flow Margin
Free Cash Flow and Adjusted Free Cash Flow are non-GAAP measures. We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. We define Adjusted Free Cash Flow as Free Cash Flow excluding one-time, nonrecurring payments for the McGrath termination fee and transaction costs from terminated acquisitions. Free Cash Flow Margin is defined as Free Cash Flow divided by Total Revenue including discontinued operations. Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow divided by Total Revenue including discontinued operations. Management believes that the presentation of Free Cash Flow, Adjusted Free Cash Flow, Free Cash Flow Margin, and Adjusted Free Cash Flow Margin provides useful additional information concerning cash flow available to fund our capital allocation alternatives. Free Cash Flow and Adjusted Free Cash Flow as presented include amounts for the former UK Storage Solutions segment through January 31, 2023. The following table provides reconciliations of Free Cash Flow, Adjusted Free Cash Flow, Free Cash Flow Margin and Adjusted Free Cash Flow Margin:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Net cash (used in) provided by operating activities	$(1,562)	$190,998	$382,725	$541,918
Purchase of rental equipment and refurbishments	(69,398)	(63,388)	(206,989)	(166,097)
Proceeds from sale of rental equipment	13,238	12,720	43,906	37,974
Purchase of property, plant and equipment	(3,318)	(5,563)	(16,119)	(16,752)
Proceeds from the sale of property, plant and equipment	918	13,001	1,133	13,266
Free Cash Flow (A)	$(60,122)	$147,768	$204,656	$410,309
Cash paid for termination Fee	180,000	—	180,000	—
Cash paid for transaction costs from terminated acquisitions	23,266	—	32,451	—
Adjusted Free Cash Flow (B)	$143,144	$147,768	$417,107	$410,309

Revenue from continuing operations (C)	$601,432	$604,834	$1,793,203	$1,752,391
Revenue from discontinued operations	—	—	—	8,694
Total Revenue including discontinued operations (D)	$601,432	$604,834	$1,793,203	$1,761,085
Free Cash Flow Margin (A/D)	(10.0)%	24.4%	11.4%	23.3%
Adjusted Free Cash Flow Margin (B/D)	23.8%	24.4%	23.3%	23.3%

Net cash (used in) provided by operating activities (E)	$(1,562)	$190,998	$382,725	$541,918
Net cash (used in) provided by operating activities margin (E/D)	(0.3)%	31.6%	21.3%	30.8%
Net CAPEX
We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Management believes that the presentation of Net CAPEX provides useful information regarding the net capital invested in our rental fleet and property, plant and equipment each year to assist in analyzing the performance of our business. As presented below, Net CAPEX includes amounts for the former UK Storage Solutions segment through January 31, 2023.

The following table provides reconciliations of Net CAPEX, which is calculated using metrics from our Statements of Cash Flows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Purchases of rental equipment and refurbishments	$(69,398)	$(63,388)	$(206,989)	$(166,097)
Proceeds from sale of rental equipment	13,238	12,720	43,906	37,974
Net CAPEX for Rental Equipment	(56,160)	(50,668)	(163,083)	(128,123)
Purchases of property, plant and equipment	(3,318)	(5,563)	(16,119)	(16,752)
Proceeds from sale of property, plant and equipment	918	13,001	1,133	13,266
Net CAPEX	$(58,560)	$(43,230)	$(178,069)	$(131,609)
Return on Invested Capital
Return on Invested Capital is defined as Adjusted earnings before interest and amortization divided by Average Invested Capital. Management believes that the presentation of Return on Invested Capital provides useful information regarding the long-term health and profitability of the business relative to the Company's cost of capital. We define Adjusted earnings before interest and amortization as Adjusted EBITDA (see reconciliation above) reduced by depreciation and estimated taxes. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 26%.
The Average Invested Capital is calculated as an average of Net Assets, a four quarter average for annual metrics and two quarter average for quarterly metrics. Net assets is defined for purposes of the calculation below as total assets less goodwill, intangible assets, net, and all non-interest bearing liabilities.
The following table provides reconciliations of Return on Invested Capital and includes amounts for the former UK Storage Solutions segment through January 31, 2023.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Total Assets	$6,037,219	$6,075,478	$6,037,219	$6,075,478
Goodwill	(1,176,889)	(1,158,076)	(1,176,889)	(1,158,076)
Intangible assets, net	(260,539)	(401,313)	(260,539)	(401,313)
Total Liabilities	(4,983,140)	(4,762,842)	(4,983,140)	(4,762,842)
Long Term Debt	3,607,957	3,460,066	3,607,957	3,460,066
Net Assets, as defined above	$3,224,608	$3,213,313	$3,224,608	$3,213,313
Average Invested Capital (A)	$3,218,527	$3,133,997	$3,209,496	$3,104,225

Adjusted EBITDA	$266,863	$265,480	$778,448	$773,663
Depreciation	(87,415)	(78,864)	(259,264)	(225,114)
Adjusted EBITA (B)	$179,448	$186,616	$519,184	$548,549

Statutory Tax Rate (C)	26%	26%	26%	26%
Estimated Tax (B*C)	$46,656	$48,520	$134,988	$142,623
Adjusted earnings before interest and amortization (D)	$132,792	$138,096	$384,196	$405,926
ROIC (D/A), annualized	16.5%	17.6%	16.0%	17.4%